Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13G and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in EVINE Live Inc. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13G.

Dated: January 30, 2017	THOMAS j. HILFIGER

/s/ Thomas J. Hilfiger

star branding investment group, llc

	By:	/s/ Joseph Lamastra
	Name:	Joseph Lamastra
	Title:	President and CEO

TH MEDIA PARTNERS, LLC

By: Star Branding Investment Group, LLC, its Manager

	By:	/s/ Joseph Lamastra
	Name:	Joseph Lamastra
	Title:	President and CEO